Exhibit 99(a)

Contact: Mr. Garry O. Ridge

Phone: 619-275-9324

WD-40 Company Announces New Board member

October 11, 2011 San Diego – WD-40 Company (Nasdaq: WDFC) today announced that Gregory A. Sandfort has been appointed to its Board of Directors. These changes are effective October 11, 2011.

Mr. Sandfort, currently serves as president and chief merchandising officer of Tractor Supply Company. (Nasdaq: TSCO) Mr. Sandfort joined Tractor Supply in 2007 and current responsibilities include marketing, product merchandising, inventory management, supply chain and the stores organization.

“We are pleased to have Greg join our board and look forward to benefiting from his extensive retail experience and his deep understanding of our end users,” said Garry O. Ridge, president and CEO of WD-40 Company.

With the addition, the Company board of directors will have 9 directors.

Mr. Sandfort has been appointed to serve as a member of the Corporate Governance and Finance Committees of the Board of Directors. Mr. Sandfort has also been nominated for election as a director at the next annual meeting of stockholders.

The Company also announced that on October 11, 2011 John C. Adams, Jr. advised the Company that he will not stand for re-election to the Board of Directors at the next annual meeting of stockholders. “We thank John for his 10 years of service and meaningful contributions to the Board,” said Garry O. Ridge, president and CEO of WD-40 Company.

About Tractor Supply

Tractor Supply Company is the largest operator of retail farm and ranch stores in the United States with over 1,000 stores in 44 states. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40®, 3-IN-ONE® and BLUE WORKS® - and eight homecare and cleaning product brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $322 million in fiscal year 2010. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.